Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces

Second Quarter 2009 Financial Results and Operational Highlights

Arthritis Advisory Committee for XIAFLEX™ on September 16, 2009

$30 million Revolving Credit Line Obtained

Total Revenues of $39.2 MM, up 26.8% versus Q2 of 2008; Increasing Guidance

MALVERN, PA, (August 6, 2009)—Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced financial results and operational highlights for the quarter ended June 30, 2009. For the second quarter of 2009, Auxilium reported net revenues of $39.2 million compared to net revenues of $30.9 million in the second quarter of 2008. The net loss for the second quarter of 2009 was $(13.4) million, or $(0.32) per share, compared to a net loss of $(11.7) million, or $(0.29) per share, reported for the second quarter of 2008.

“We believe that the second quarter of 2009 was a great success for Auxilium. We received filing acceptance of our Biologics License Application (“BLA”) for XIAFLEX™ with Priority review from the U.S. Food and Drug Administration (“FDA”) and a date for an FDA advisory committee. We added significant commercial and medical expertise to support the launch of XIAFLEX, and we achieved record Testim® revenues,” said Armando Anido, Chief Executive Officer and President of Auxilium. “I’d like to thank our employees who gave their all and contributed to our success.”

Second Quarter Operational Highlights:

XIAFLEX:

•

On April 28, the Company was notified that FDA had accepted the XIAFLEX BLA filing for Dupuytren’s contracture and granted Priority review with a Prescription Drug User Fee Act (“PDUFA”) goal date of August 28, 2009.

•	On June 18, the Company announced that an FDA Arthritis Advisory Committee had been tentatively set for September 16, 2009 to review XIAFLEX for Dupuytren’s contracture.

•	Key Commercial and Medical personnel have been added in anticipation of a potential launch within 60 days of approval.

•	The Company’s phase IIb study of XIAFLEX for Peyronie’s disease continued to follow patients, and Auxilium expects to announce top-line results in the fourth quarter of 2009.

TESTIM:

•

According to IMS Health, Inc., a pharmaceutical research firm (“IMS”), a total of 150,830 prescriptions for Testim were dispensed in the second quarter of 2009, a growth of 15.7% over the second quarter of 2008.

•	Total prescriptions within the gel segment of the testosterone replacement therapy market in the U.S. grew 15.6% versus the second quarter of 2008, according to IMS.

•	Testim ended the month of June 2009 with a 21.9% share of total prescriptions for testosterone gels in the U.S., unchanged from the 21.9% share at the end of June 2008, according to IMS.

SUBSEQUENT EVENTS:

•

On July 31, the FDA’s Arthritis Advisory Committee confirmed it will review XIAFLEX during an advisory committee hearing at the Holiday Inn in Gaithersburg, MD on September 16, 2009. The FDA has not updated its PDUFA goal date of August 28, 2009 for completion of its review of the XIAFLEX BLA.

•	On August 5, the Company announced that it had secured a $30 million revolving credit line from Silicon Valley Bank.

•

The Company is today announcing that it has enrolled the first patients in a long-term clinical trial for Dupuytren’s contracture patients who participated in XIAFLEX’s Phase III clinical trials to track recurrence and safety data over 2-5 years after initial treatment with XIAFLEX. The Company expects to continue to enroll patients into the first half of 2010.

Second Quarter 2009 Financial Details

For the quarter ended June 30, 2009, Auxilium reported net revenues of $39.2 million compared to net revenues of $30.9 million in the second quarter of 2008, an increase of 26.8%. Sales of Testim in the U.S. were $37.0 million, a 22.1% increase over the $30.3 million recognized in the second quarter of 2008. There was $1.3 million of ex-U.S. partner milestone revenue recognition and shipments of Testim in the second quarter of 2009, compared to $0.6 million in the second quarter of 2008. The Company also recognized $0.9 million in revenues in the second quarter from the amortization of upfront payments related to the out-licensing of XIAFLEX. The net loss for the second quarter of 2009 was $(13.4) million, or $(0.32) per share, compared to a net loss of $(11.7) million, or $(0.29) per share, reported for the second quarter of 2008. Net loss for the second quarter of 2009 includes total stock-based compensation expense of $4.9 million, compared to $2.8 million for the second quarter of 2008.

Gross margin on net revenues was 76.4% for the quarter ended June 30, 2009 compared to 76.0% for the comparable period in 2008. Gross margin reflects the cost of product sold and royalty obligations due to the Company’s licensor on the sales of Testim, and the amortization of deferred costs associated with the XIAFLEX out-licensing. The increase in the gross margin rate is the result of the impact of year-over-year price increases on U.S. Testim revenues and the increase in amortization of upfront and milestone payments, partially offset by higher coupon usage in 2009.

Research and development spending for the quarter ended June 30, 2009 was $13.7 million, compared to $13.4 million for 2008. Although the overall spending was comparable year over year, there was a significant reduction in clinical development costs primarily related to the completion of XIAFLEX clinical trials that were conducted in 2008, offset by increases in regulatory costs for XIAFLEX and costs at our Horsham manufacturing facility.

Selling, general and administrative expenses totaled $29.4 million for the quarter ended June 30, 2009 compared with $22.2 million for the year-ago quarter. The increase was primarily due to investments in preparing for the potential U.S. launch of XIAFLEX and increases in compensation costs associated with FAS 123R.

As of June 30, 2009, Auxilium had $80.4 million in cash and cash equivalents compared to $90.2 million on March 31, 2009.

Updated 2009 Financial Guidance

Auxilium has updated its 2009 financial guidance. As with its previously announced guidance, the Company is not including any sales of XIAFLEX in the U.S. or costs of the 75 to 100 person XIAFLEX sales force that it anticipates hiring, including certain training and marketing costs in its updated guidance because the amount of such sales and costs that may be realized in 2009, if any, are dependent upon the launch date of XIAFLEX and certain other key launch variables which are not yet determinable. The Company anticipates:

•

net revenues will be in the range of $155 million to $165 million for 2009, an increase from the previously announced guidance of $150 million to $155 million, driven by higher than anticipated Testim revenues;

•	research and development investment will remain unchanged in the range of $45 million to $50 million, which includes $4 million to $5 million of stock-based compensation cost;

•

selling, general and administrative expenses will remain unchanged in the range of $120 million to $130 million, which does not include the costs of hiring and training the XIAFLEX sales force, and includes $12 million to $14 million of stock-based compensation cost;

•	net loss will be in the range of $50 million to $55 million compared to the previous guidance of $55 million to $60 million; and

•	total stock-based compensation expense will remain unchanged in the range of $16 million to $19 million.

Conference Call

Auxilium will hold a conference call today, August 6, 2009 at 10:00 a.m. EDT, to discuss second quarter 2009 financial results and operational highlights. The conference call will be simultaneously web cast on Auxilium’s web site and archived for future review until September 6, 2009.

Conference call details:

Date:	Thursday, August 6, 2009
Time:	10:00 a.m. EDT
Dial-in (U.S.):	866-730-5763
Dial-in (International):	857-350-1587
Web cast:	http://www.auxilium.com
Passcode:	Auxilium

To access an audio replay of the call:

Access number (U.S.):	888-286-8010
Access number (International):	617-801-6888
Replay Passcode #:	57985572

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing to urologists, endocrinologists, orthopedists and select primary care physicians. Auxilium markets Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism through its approximately 190-person sales and marketing team. Auxilium has five projects in clinical development. XIAFLEX™ (collagenase clostridium histolyticum), formerly referred to as AA4500, has completed phase III clinical trials for the treatment of Dupuytren’s contracture, and the biologics license application is under review at the FDA for the treatment of Dupuytren’s contracture. XIAFLEX is in phase IIb of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these transmucosal film product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

In addition to historical facts or statements of current condition, this release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of The Private Securities Litigation Reform Act of 1995, including statements regarding:

•

Auxilium’s expected financial performance during 2009 and the financial milestones that it may achieve for 2009, including 2009 net revenues, research and development spending, selling, general and administrative expenses, net loss and stock-based compensation expense;

•	Testim revenues for the second half of 2009;

•	the timing of the U.S. Food and Drug Administration (“FDA”) Arthritis Advisory Committee to review XIAFLEX for Dupuytren’s contracture;

•	the timing of enrollment of patients in a long-term clinical trial for Dupuytren’s contracture patients who participated in XIAFLEX’s Phase III clinical trials;

•	the timing of the release of top-line results from the phase IIb clinical trial for XIAFLEX for the treatment of Peyronie’s disease;

•	the approval by FDA of the filing of the Biologics License Application for XIAFLEX for the treatment of Dupuytren’s contracture and the timing of such approval;

•	the impact of commercial and medical personnel that have been added to support the potential launch of XIAFLEX;

•	the Company’s preparedness for the launch of XIAFLEX in the U.S. and the timing of such launch; and

•	the interpretation of clinical data.

Forward-looking statements often address Auxilium’s expected future financial position or business strategy and plans and objectives of management for future operations, and often contain the words “believe,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and “potentially,” and similar expressions. Forward-looking statements provide Auxilium’s current expectations or forecasts of future events. Auxilium’s performance and financial results could differ materially from those reflected in these forward-looking statements due to:

•	the success of research and development activities;

•	further evaluation of clinical data and results of clinical trials;

•	the performance of third-party manufacturers and suppliers;

•	decisions by regulatory authorities as to whether and when to approve drug applications;

•	decisions by regulatory authorities as to whether and when to proceed to the next phase of clinical trials;

•	the timing, cost and degree of success of the U.S. launch of XIAFLEX;

•	difficulties or delays in manufacturing;

•	the outcome of pending litigation;

•	competition from currently marketed products, generic products, and new products;

•

general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and the jurisdictions in which Auxilium markets or seeks to market its products;

•	claims and concerns that may arise regarding the safety or efficacy of its products; and

•	increase in costs or expenses.

A more detailed list and description of the risks and uncertainties that Auxilium faces may be found under the heading “Risk Factors” in Auxilium’s Annual Report on Form 10-K for the year ended December 31, 2008, which is on file with the Securities and Exchange Commission. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements. Auxilium undertakes no obligation to update publicly any forward-looking statement.

CONTACT:

James E. Fickenscher

Chief Financial Officer, Auxilium Pharmaceuticals, Inc.

+1-484-321-5900

jfickenscher@auxilium.com

or

William Q. Sargent Jr.

Vice-President, Investor Relations and Corporate Communications

+1-484-321-5900

wsargent@auxilium.com

-Tables to Follow-

AUXILIUM PHARMACEUTICALS, INC.

Condensed Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Net revenues	$39,194	$30,901	$73,869	$58,019
Operating expenses:
Cost of goods sold	9,239	7,409	17,117	13,409
Research and development*	13,734	13,435	27,267	26,628
Selling, general and administrative*	29,383	22,173	55,785	43,193

Total operating expenses	52,356	43,017	100,169	83,230

Loss from operations	(13,162)	(12,116)	(26,300)	(25,211)
Interest income	105	390	323	1,171

Loss before income taxes	(13,057)	(11,726)	(25,977)	(24,040)
Provision for income taxes	317	—	631	—

Net loss	$(13,374)	$(11,726)	$(26,608)	$(24,040)

Basic and diluted net loss per common share	$(0.32)	$(0.29)	$(0.63)	$(0.59)

Weighted average common shares outstanding	42,008,009	41,050,599	42,399,560	40,888,477

* includes the following amounts of stock-based compensation expense:
Research and development	$1,752	$648	$2,885	$1,164
Selling, general and administrative	3,117	2,128	6,515	3,725

AUXILIUM PHARMACEUTICALS, INC. Selected Consolidated Balance Sheet Data (In thousands) (Unaudited)
			June 30, 2009	December 31, 2008
Cash and cash equivalents			$80,352	$113,943
Working capital			63,385	87,339
Long-term investments			3,419	3,419
Total assets			141,930	171,187
Other long-term liabilities			76,292	80,423
Total stockholders’ equity			20,092	35,266